UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2020

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of Principal Executive Offices)		(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2020, the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (“MGE”) entered into a loan agreement (the “Loan Agreement”) among MGE, the Mohegan Tribe of Indians of Connecticut and Liberty Bank, as lender (the “Lender”) in connection with the Main Street Priority Loan Facility (the “MSPLF”) established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under Section 13(3) of the Federal Reserve Act. The Loan Agreement provides for a senior secured term loan facility (the “Term Loan Facility”) in aggregate principal amount of $50 million, subject to approval by the Federal Reserve, which was received on December 10, 2020. On December 15, 2020 (the “Closing Date”), MGE borrowed the full $50 million in principal amount of the Term Loan Facility, which matures on December 1, 2025.

The proceeds of the Term Loan Facility may be used (i) to repay revolving loans under MGE’s existing senior secured revolving credit facility, (ii) to fund the transaction costs in connection with the Loan Agreement and (iii) for working capital and general corporate purposes.

The Loan Agreement contains customary covenants applicable to MGE and its restricted subsidiaries, including covenants governing incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions and mergers or consolidations. Additionally, the Loan Agreement includes financial maintenance covenants pertaining to total leverage, secured leverage, fixed charge coverage and liquidity, and contains customary events of default relating to, among other things, failure to make payment, breach of covenant and breach of representation. The financial and non-financial covenants contained in the Loan Agreement are substantially identical to the covenants contained in MGE’s existing senior secured credit facilities (the “Existing Facilities”). The Loan Agreement also requires MGE to comply with all terms and conditions of the MSPLF.

Borrowings under the Loan Agreement will bear interest at a rate equal to three-month LIBOR plus 3.00% and be payable quarterly in arrears, provided interest paid on or prior to December 1, 2021 may be paid in-kind and added to the principal amount of the loans outstanding under the Term Loan Facility. MGE is required to repay 15% of the aggregate principal amount of loans under the Term Loan Facility on each of the third and fourth anniversary of the Closing Date.

The obligations under the Loan Agreement are fully and unconditionally guaranteed, jointly and severally, by each of Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club LLC, Mohegan Ventures-Northwest, LLC and Mohegan Golf, LLC (the “Guarantors”) and are secured on first lien basis by substantially all assets of the Guarantors (other than Mohegan Basketball Club LLC) and certain other subsidiaries of MGE. The liens securing the obligations under the Loan Agreement are pari passu pursuant to an intercreditor agreement between the Lender and the agent for the Existing Facilities. In the future, certain other subsidiaries of MGE may be required to become guarantors and/or grantors in accordance with the terms of the Loan Agreement and related loan documents.

The foregoing description of certain provisions of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit
10.1	Loan Agreement, dated as of December 1, 2020, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut and Liberty Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY D/B/A MOHEGAN GAMING & ENTERTAINMENT

Date: December 15, 2020	By:	/s/ Ralph James Gessner, Jr.
Ralph James Gessner, Jr.
Chairman, Management Board